UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2014
NRG ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)

211 Carnegie Center, Princeton, New Jersey 08540 (Address of principal executive offices, including zip code)

(609) 524-4500
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2014, the Board of Directors of NRG Energy, Inc. (“NRG”) approved an amendment (the “Amendment”) to the amended and restated employment agreement between NRG and David W. Crane, President and Chief Executive Officer of NRG, dated December 4, 2008 (the “Amended and Restated Employment Agreement”). Under the Amended and Restated Employment Agreement, Mr. Crane had a right to receive a gross-up payment (the “Gross-Up Payment”) in the event that it was determined that any payment or benefit made or provided to or for the benefit of Mr. Crane pursuant to the Amended and Restated Employment Agreement or his employment with NRG or the termination thereof would subject Mr. Crane to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The Amendment eliminates the Gross-Up Payment and establishes that any payment or benefit made or provided to or for the benefit of Mr. Crane that he would receive that triggers application of Code Sections 280G and 4999 will be reduced so that no excise tax is incurred; provided, that no reduction of payment will occur if the net after-tax amount of payments would be greater despite incurring the excise tax. The changes in the Amendment described above do not otherwise alter or amend the Amended and Restated Employment Agreement in any material respect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

The Exhibit Index attached to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.
(Registrant)

December 10, 2014	By:	/s/ Brian E. Curci
Brian E. Curci
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Document

10.1	Amendment 2014-1 to the Amended and Restated Employment Agreement between NRG Energy, Inc. and David W. Crane, dated December 4, 2014.

4